SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 10, 1999

                             EQUIVEST FINANCE, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                     333-29015             59-2346270
       (State or other                (Commission         (I.R.S. Employer
         jurisdiction                 File Number)        Identification No.)
       of incorporation)

              100 NORTHFIELD STREET
              GREENWICH, CONNECTICUT                       06830
      (Address of principal executive offices)           (Zip Code)

       Registrant's telephone number, including area code: (315) 422-9088


                      INFORMATION TO BE INCLUDED IN REPORT

Item 1.     Changes in Control of Registrant

            Not Applicable.

Item 2.     Acquisition or Disposition of Assets

            Not Applicable.

Item 3.     Bankruptcy or Receivership

            Not Applicable.

Item 4.     Changes in Registrant's Certifying Accountant

            Not Applicable.

Item 5.     Other Events

            Press Release

                           EQUIVEST FINANCE ANNOUNCES
                              NET INCOME INCREASES
                            136%; EARNINGS PER SHARE
                         INCREASE 120% to $.11 from $.05

      Greenwich, Connecticut (Business Wire) - November 10, 1999 - Equivest Finance, Inc. (NASD:EQUI) announced today its financial results for the third quarter of 1999 and the nine months ended September 30, 1999. Third quarter diluted earnings per share were $0.11 on 26.2 million weighted average shares outstanding, an increase of 120% from $0.05 on 23.5 million shares in the year-earlier period. Diluted earnings per share were $0.26 for the nine months ended September 30, 1999, an increase of 73% compared with earnings per share of $0.15 for the previous year. Equivest provides high quality vacation ownership opportunities at 13 resorts located on the eastern and Gulf coasts of the United States and in St. Thomas, USVI, as well as financing independent resort developers.

      For the quarter ended September 30, 1999, revenues rose 243% to a record $27.2 million, compared with $7.9 million in the comparable quarter in 1998. Pretax net income for the quarter rose 138% to $5.0 million, up from $2.1 million reported in the year earlier period. Net income for the quarter was $2.9 million, an increase of 136% from $1.2 million in 1998. Total assets as of September 30, 1999 were $285.8 million, an increase of 45% compared with $197.4 million at year-end 1998. Total capital at September 30, 1999 was $62.7 million, an increase of 17% from $53.5 million at year-end 1998.

      For the nine months ended September 30, 1999, revenues were $65.6 million, an increase of 261% from $18.2 million in the year earlier period. Pretax income rose 99% to $12.3 million, compared with $6.2 million in the comparable period. Net income for the nine months rose 86% to $7.3 million compared with $3.9 million for the same period in 1998. Net income in the first nine months of 1998 benefited from the use of net operating loss carry forwards, which were fully utilized during the first quarter of 1998 and were not available in 1999. Net income for the nine months ended September 30, 1999 of $7.3 million was equal to 138% of the $5.2 million net income recorded for all of calendar year 1998.


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

      During the third quarter of 1999, Equivest reported $11.9 million in sales of vacation ownership intervals ("VOI's"), or 44% of total revenues. Resort management operations generated $8.1 million in revenue, or 30% of total revenues. Interest income was $6.4 million, or 26% of overall revenues. As a percent of VOI sales, the company's cost of sales during the quarter was 24%, and sales and marketing expense was 44%. Resort operations expense was 93% of resort operations revenue. In the quarter ended September 30, 1999, interest expense as a percent of interest income was 53%, up from 37% in the year earlier period. General and administrative expense was 7% of total revenues during the quarter ended September 30, 1999, down from 15% during the third quarter of 1998.

      The company's loan portfolio grew 18% to $186 million during the third quarter of 1999, compared with $158 million as of September 30, 1998. During the quarter ended September 30, 1999, the company increased its total portfolio reserves and over collateralization to $37.4 million, or 20% of the overall loan portfolio, from $23.0 million or 15% at September 30, 1998. The allowance for doubtful accounts was $6.8 million at September 30, 1999, up 75% compared with $3.9 million at September 30, 1998.

      During the quarter, the company sold 1,154 VOI's at an average price of approximately $10,370. As of September 30, 1999, the company held approximately 24,500 unsold VOI's in inventory, representing more than $250 million in potential gross sales proceeds at the current average sales price as of September 30, 1999.

      The six resorts in St. Thomas, USVI, New Orleans, LA, St. Augustine, FL, and Ocean City, MD acquired in March, 1999 from the Kosmas Group International ("KGI") had total revenues of approximately $11.0 million during the quarter. For the same period, ERC, the company's preexisting New England timeshare development division, had total revenues of $10.7 million. The former KGI resorts had pretax income during the quarter of approximately $1.0 million, compared with approximately $1.8 million for the Company's seven ERC resorts.

      Richard C. Breeden, Chairman, President and Chief Executive Officer of Equivest commented: "This is the eleventh straight quarter in which Equivest has posted a quarterly year-on-year increase in pretax profits exceeding 30%. During the quarter, the company set new records for revenues, net income and earnings per share. Cost reductions to date at the former KGI properties enabled those locations to record solid profitability compared with much weaker performance prior to their acquisition, though they have not yet achieved profit margins as high as ERC's. Earnings per share rose significantly to $.11 during the third quarter of 1999, and $.26 for the nine months ended September 30, 1999. Also during the quarter we were in active negotiations that led to our agreement in principle to acquire Peppertree Resorts, Ltd. of Asheville, NC."

      As previously announced, Equivest has reached an agreement in principle to acquire all the outstanding stock of Peppertree Resorts, Ltd. of Asheville, N.C. and certain related assets. Assuming completion of the proposed transaction, Equivest will have 28 operating resorts, together with a new resort in Washington, D.C. where construction is expected to commence in 2000. Equivest will have a combined owner and existing customer base following the Peppertree transaction of approximately 100,000 families. Equivest today has more than 45,000 families in its customer base. Including its own 13 resorts, Equivest finances consumer purchases at nearly 80 resorts in the U.S., Canada and the Caribbean.

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle, lack of available qualified prospects to tour the Company's resorts, competition from other developers, lack of appropriate sites for future developments, failure to complete construction in a timely and cost-efficient manner, or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers of indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

For Information Contact:

Gerald L. Klaben, Jr., Chief Financial Officer (203) 618-0065


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

                     EQUIVEST FINANCE, INC. AND SUBSIDIARIES
                COMPARATIVE CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)


                                                       September        December
                                                       ---------        --------
                                                        30, 1999        31, 1998
                                                       --------         --------
 ASSETS                                               (Unaudited)
---------------------------------------------------   -----------

Cash and cash equivalents                               $  5,895        $  3,487

Receivables, net                                         167,402         142,326

Investment in real estate joint venture                    4,202           2,971

Timeshare inventory                                       60,880          10,361

Deferred financing costs, net                              2,453           3,756

Cash - restricted                                          2,664           1,422

Accrued interest receivable                                1,335             971

Property and equipment, net                               11,223           3,048

Goodwill, net                                             26,731          27,247

Stock registration costs                                   1,596           1,480

Other assets                                               1,413             315

                                                        --------        --------
Total Assets                                            $285,794        $197,384
                                                        ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------

Liabilities:
      Accounts payable                                  $  4,968        $  2,213
      Accrued expenses and other liabilities               9,648           3,985
      Taxes payable                                        2,976           1,994
      Deferred income taxes                                5,902           2,569
      Notes  payable                                     199,579         133,117
                                                        --------        --------
Total Liabilities                                        223,073         143,878
                                                        --------        --------

STOCKHOLDERS' EQUITY
   Cumulative Redeemable Preferred Stock--Series 2
      Class A, $3 par value;  15,000 shares
      authorized, 10,000 shares
      Outstanding                                             30              30
   Common Stock, $.01 par value; 50,000,000
      shares authorized, 25,688,351 shares
      issued and outstanding in 1999, and
      25,198,351 shares issued and outstanding in
      1998                                                   257             252
   Additional paid-in capital                             51,071          49,115
   Retained earnings                                      11,363           4,109
                                                        --------        --------

Total Stockholder's Equity                                62,721          53,506
                                                        --------        --------

Total Liabilities and Stockholders' Equity              $285,794        $197,384
                                                        ========        ========


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

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                    COMPARATIVE CONDENSED STATEMENT OF INCOME
                  (Dollars in thousands except per share data)

                                    Three months ended       Nine months ended
                                       September 30,           September 30,
                                     1999         1998        1999       1998
                                     ----         ----        ----       ----
                                  (unaudited) (unaudited) (unaudited)(unaudited)
Revenues:
  Interest                           $ 6,422     $ 5,303    $ 18,009    $ 15,011
  Timeshare interval sales            11,890       1,103      28,233       1,103
  Resort operations                    8,164       1,215      18,042       1,215
  Other income                           691         297       1,335         868
                                     -------     -------     -------     -------
     Total revenues                   27,167       7,918      65,619      18,197

Expenses:
  Interest                             3,396       1,947       8,847       5,318
  Cost of timeshare intervals
  sold                                 2,854         273       6,747         273
  Sales and marketing                  5,202         567      12,172         568
  Resort management                    7,589         990      16,118         990
  Depreciation and
  amortization                           608         692       2,207       1,402
  Provision for doubtful
  receivables                            621         200       1,450         650
  General and administrative           1,910       1,155       5,749       2,786
                                     -------     -------     -------     -------
     Total expenses                   22,180       5,824      53,290      11,987
                                     -------     -------     -------     -------
Income before provision for
taxes                                  4,987       2,094      12,329       6,210

Provision for income taxes             2,075         860       5,075       2,300

                                     -------     -------     -------     -------
Net income                             2,912     $ 1,234     $ 7,254     $ 3,910
                                     =======     =======     =======     =======

Basic earnings per common
share                                $  0.11     $  0.05     $  0.27     $  0.16
Diluted earnings per common
share                                $  0.11     $  0.05     $  0.26     $  0.15


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

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                             Selected Financial Data

                                          Three months ended       Nine months ended
                                             September 30,           September 30,
                                            1999       1998        1999        1998
                                            ----       ----        ----        ----
                                        (unaudited) (unaudited) (unaudited) (unaudited)
Revenues:
As a percentage of total revenues:
  Interest                                  23.6%     67.0%        27.4%     82.4%
  Timeshare interval sales                  43.8%     14.0%        43.0%      6.1%
  Resort operations                         30.1%     15.3%        27.5%      6.7%
  Other income                               2.5%      3.7%         2.1%      4.8%
                                           -----     -----        -----     -----

     Total revenues                        100.0%    100.0%       100.0%    100.0%

Expenses:
As a percentage of VOI sales:
  Cost of timeshare intervals
  sold                                      24.0%     24.7%        23.9%     24.7%
  Sales and marketing                       43.8%     51.4%        43.1%     51.4%
  Provision for doubtful
  receivables (1)                            5.2%      5.9%         4.6%      5.9%

As a percentage of interest income:
  Interest                                  52.9%     36.7%        49.1%     35.4%

As a percentage of resort operations:
  Resort management                         93.0%     81.5%        89.3%     81.5%

As a percentage of total revenues:
  Provision for doubtful
  receivables (2)                            0.0%      1.7%         0.2%      3.2%
  Depreciation and
  amortization                               2.2%      8.7%         3.4%      7.7%
  General and administrative                 7.0%     14.6%         8.8%     15.3%
                                           -----     -----        -----     -----

     Total expenses                         81.7%     73.5%        81.2%     65.9%
                                           -----     -----        -----     -----

Income before taxes                         18.3%     26.5%        18.8%     34.1%

Provision for income taxes                   7.6%     10.9%         7.7%     12.6%

Net income                                  10.7%     15.6%        11.1%     21.5%
                                           =====     =====        =====     =====

(1) Based on provision for doubtful receivables recorded on timeshare development.
(2) Based on provision for doubtful receivables recorded on timeshare financing.


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

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                             Selected Financial Data
                             (Dollars in thousands)

                                                September 30,     September 30,
                                                         1999             1998
                                                         ----             ----
A&D loans                                           $  29,885        $  38,258
Purchased receivables                                  92,581           90,473
Hypothecation loans                                    15,306            9,581
Consumer loans, owned                                  45,267           17,744
Other loans                                             3,405            2,046
                                                    ---------        ---------
   Total loans outstanding                          $ 186,444        $ 158,102

Specific reserves                                   $  18,622        $  17,476
General reserves                                        6,814            3,881
Overcollateralization                                  11,958            1,639
                                                    ---------        ---------
Total reserves and
   overcollateralization                            $  37,394        $  22,996

   Total reserves and
   overcollateralization as % of
   total loans                                           20.1%            14.5%

Chargebacks                                         $   4,367        $   4,624

Chargebacks as % of Consumer
Financings (1&2)                                          4.1%             4.6%

Allowance for doubtful accounts,
beginning of year                                   $   3,835        $   2,442
Provision for loan losses                               1,450              650
Allowance related to the acquisition
   of ERC and Kosmas transaction                        2,157              800
Charges to allowance for doubtful
accounts                                                 (628)             (11)
                                                    ---------        ---------
Allowance for doubtful accounts, end
   of period                                        $   6,814        $   3,881

(1)   Consumer Financing includes Purchased receivables and Hypothecation loans.
(2)   Represents year-to-date amounts.

Item 6.     Resignation of Registrant's Directors

            Not Applicable.

Item 7.     Financial Statements and Exhibits

            Not Applicable

Item 8.     Change in Fiscal Year

            Not Applicable.

Item 9.     Sales of Equity Securities Pursuant to Regulation S

            Not Applicable.




                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             EQUIVEST FINANCE, INC.


Date: November 11, 1999             By: /s/
                                        ----------------------------
                                    Name: Gerald L. Klaben, Jr.
                                    Title:Senior Vice President &
                                          Chief Financial Officer


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